Exhibit 99.2

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831

tel:	203 622 3131
203 622 6080

unitedrentals.com

United Rentals Announces Required Adjustments of Conversion Price of 6-1/2%
Convertible Quarterly Income Preferred Securities and Conversion Rate of 1-7/8%
Convertible Senior Subordinated Notes Due October 15, 2023

GREENWICH, Conn. – July 23, 2008 – United Rentals, Inc. (NYSE: URI) announced today required adjustments of the conversion price of its 6-1/2% Convertible Subordinated Debentures due August 1, 2028 (the “Debentures”) underlying the related 6-1/2% Convertible Quarterly Income Preferred Securities (“QUIPs”) issued by a subsidiary trust, and of the conversion rate of the 1-7/8% Convertible Senior Subordinated Notes Due October 15, 2023, issued by the company’s subsidiary, United Rentals (North America), Inc. (the “Notes”). The adjustments, required by the respective governing documents for the Debentures and the Notes, were made as a result of the recent completion by the company of a tender offer for the purchase of approximately 31% of its outstanding shares of common stock.

The new effective conversion price of the QUIPs is $41.0224 and, accordingly, each $50 in liquidation preference of the QUIPs is now convertible into 1.21885 shares of common stock. The conversion price for the QUIPs was previously $43.6325 per share of common stock and, accordingly, each $50 in liquidation preference of the QUIPs was previously convertible into 1.14593 shares of common stock.

Each $1,000 principal amount of the Notes is now convertible into 45.8160 shares of common stock (equivalent to a conversion price of $21.8264 per share of common stock). Previously, each $1,000 principal amount of the Notes was convertible into 44.9438 shares of common stock (equivalent to a previous conversion price of $22.2500 per share of common stock).

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 670 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 10,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.2 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

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Contact:
Hyde Park Financial Communications
Fred Bratman
203-618-7318
Cell: 917-847-4507
fbratman@hydeparkfin.com